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                                                                     Exhibit 11
                                 Triumph Group, Inc.
                    Statement of Computation of Earnings Per Share
            Three- and six-month periods ended September 30, 1995 and 1996
                    (dollars in thousands, except per share data)

                                    THREE MONTHS ENDED     SIX MONTHS ENDED
                                       SEPTEMBER 30,         SEPTEMBER 30,
                                      1995       1996        1995     1996
                                    --------------------   ----------------
Earnings per share:
 Weighted average number of
   outstanding common shares        5,850,460  5,856,431   5,850,460  5,830,696

 Dilutive effect of outstanding
   warrant                            649,995    649,995     649,995    649,995
 Dilutive effect of options
   issued within one year
   of filing at a price below
   the estimated IPO price             36,334     29,250      36,334     32,793

 Dilutive effect of the
   conversion of a portion of
   the minority interest in
   Triumph Controls, Inc.              38,530         --      38,530    19,265
 Conversion of preferred stock        241,737    278,705     241,737   278,705
 Conversion of Junior Subordinated
   Promissory Notes                   475,293    574,099     475,293   574,099
                                     -------------------   -------------------
Weighted average number of
 outstanding common shares
 and common share equivalents        7,292,349 7,388,480   7,292,349 7,385,552
                                     -------------------  --------------------
                                     -------------------  --------------------

Income from continuing operations   $    1,131 $   2,630  $    2,145  $  4,439
 Interest related to Junior
   Subordinated Promissory Notes           283       338         554       651
 Income tax effect                        (113)     (135)       (221)     (260)
                                    ---------------------  --------------------
Income from continuing operations
 available to common shareholders        1,301     2,833       2,478     4,830
Income from discontinued operations         64        --         173        --
Extraordinary loss                          --    (1,478)         --    (1,478)
                                    ---------------------  --------------------
Net income available to common
 shareholders                       $    1,365  $  1,355  $    2,651  $  3,352
                                    ---------------------  --------------------
                                    ---------------------  --------------------
Earnings per share:
 Continuing operations              $     0.18   $  0.38  $     0.34  $   0.65
 Discontinued operations                  0.01        --        0.02        --
 Extraordinary loss                         --     (0.20)         --     (0.20)
                                    ---------------------  --------------------
Total                               $     0.19   $  0.18  $     0.36  $   0.45
                                    ---------------------  --------------------
                                    ---------------------  --------------------